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                                                                      Exhibit 21

                            MICROTOUCH SYSTEMS, INC.
                         SUBSIDIARIES OF THE REGISTRANT


Name                                              Jurisdiction


MicroTouch Systems, Ltd.                    United Kingdom of Britain
MicroTouch Systems, Pty., Ltd.              Australia
MicroTouch Systems, Ltd.                    Hong Kong
MicroTouch Systems, Inc.                    Taiwan
MicroTouch Systems, KK                      Japan
MicroTouch Systems, SARL                    France
MicroTouch Systems, GMBH                    Germany
MicroTouch Systems, SRL                     Italy
MicroTouch Systems, SL                      Spain
MicroTouch Resistive Products, Inc.         Texas, U.S.A.
MicroTouch Investments, Inc.                Massachusetts, U.S.A.
MicroTouch FSC                              Saipan
MicroTouch Systems Singapore Pte. Ltd.      Singapore